Exhibit 99.1

News Release
22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2012 Financial Results

CHICAGO, Oct. 24, 2012—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its third-quarter 2012 financial results. The company reported consolidated revenue of $161.0 million in the third quarter of 2012, a 0.6% increase from $160.1 million in the third quarter of 2011. Consolidated operating income was $39.9 million, an increase of 17.7% compared with $33.9 million in the same period a year ago. Net income was $27.1 million, or 56 cents per diluted share, compared with $21.4 million, or 42 cents per diluted share, in the third quarter of 2011.

Excluding acquisitions and the effect of foreign currency translations, revenue rose 1.9%. Foreign currency translations had an unfavorable effect of $2.1 million. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first nine months of 2012, consolidated revenue was $487.7 million, an increase of 3.1% compared with $472.8 million in the same period in 2011. Consolidated operating income was $111.4 million in the first nine months of 2012, an increase of 6.8% compared with $104.3 million in the same period a year ago. Net income was $75.1 million, or $1.51 per diluted share, in the first nine months of 2012, compared with $70.4 million, or $1.37 per diluted share, in the same period in 2011.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had another challenging quarter, and much of the investment industry is still struggling. Still, Morningstar Direct, Morningstar Data, and Morningstar Advisor Workstation continued to show strong organic revenue growth. Meanwhile, our customers in the variable annuity business are facing near-record low interest rates and market volatility.”

Mansueto added, “During the quarter, we also launched municipal bond research and we hired a Microsoft veteran, James McClamroch, to lead Morningstar.com, our investment website. We’ve been clamping down on expenses, and we’re seeing the benefits of greater cost control in areas such as travel, hiring, and advertising. We’re also taking steps to streamline and simplify our product lines and have announced several small divestitures.”

International Operations: Revenue from international operations was $46.9 million in the third quarter of 2012, a slight decrease of 0.7% from the same period a year ago. Foreign currency translations reduced international revenue by $2.1 million. Excluding acquisitions and foreign currency translations, international revenue rose 3.7% in the third quarter. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income: Consolidated operating income was $39.9 million in the third quarter of 2012, a 17.7% increase from the same period in 2011. Operating expense fell $5.1 million, or 4.0%, in the third quarter of 2012. In the first nine months of 2012, consolidated operating income rose 6.8% to $111.4 million compared with $104.3 million in the first nine months of 2011. Operating expense rose $7.7 million, or 2.1%, in the first nine months of 2012.

The largest factor behind the operating expense decrease was bonus expense, which fell $2.6 million, or approximately 25.4%, in the third quarter of 2012. Morningstar reviews and updates its bonus expense quarterly based primarily on its expectations for full-year operating income versus budget.

Operating margin was 24.8% in the third quarter of 2012, up from 21.2% in the same period in 2011. In the first nine months of 2012, operating margin was 22.8%, compared with 22.1% in the first nine months of 2011. Lower bonus expense had a favorable effect on margins of 1.7 percentage points in the third quarter and 1.3 percentage points in the first nine months of 2012.

Morningstar had approximately 3,525 employees worldwide as of Sept. 30, 2012, compared with 3,490 employees as of June 30, 2012 and 3,395 as of Sept. 30, 2011. Headcount rose year over year because of hiring in the company’s development center in India as well as in the United States. Morningstar hired about 35 employees in the United States in July as part of the Morningstar Development Program, a career development program for entry-level employees.

Effective Tax Rate: Morningstar’s effective tax rate in the third quarter of 2012 was 35.9%, compared with 36.6% in the same period in 2011. Year to date, the company’s effective tax rate was 35.6% compared with 33.6% in the first nine months of 2011. The year-to-date increase is due primarily to lower credit incentives in the current year.

Free Cash Flow: Morningstar generated free cash flow of $32.5 million in the third quarter of 2012, reflecting cash provided by operating activities of $37.5 million and $5.0 million of capital expenditures. Free cash flow declined by $6.3 million compared with the third quarter of 2011 as cash provided by operating activities declined $7.6 million and capital expenditures declined $1.3 million.

In the first nine months of 2012, Morningstar generated free cash flow of $69.4 million, reflecting cash provided by operating activities of $92.3 million and capital expenditures of $22.9 million. Cash provided by operating activities in the first nine months of 2012 decreased $14.0 million, reflecting the negative cash effect of changes in operating assets and liabilities, and, to a lesser extent, a $5.3 million increase in bonuses paid in the first quarter. Higher net income (adjusted for non-cash items) partially offset the decline. Capital expenditures rose $8.2 million, primarily reflecting computer hardware and software purchases for the company’s U.S. operations.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Sept. 30, 2012, Morningstar had cash, cash equivalents, and investments of $343.1 million, compared with $470.2 million as of Dec. 31, 2011. In the first nine months of 2012, the company used $183.7 million of cash for its share repurchase program. Of the $300 million authorized under the program, Morningstar has purchased a total of 3,964,411 shares for $231.6 million as of Sept. 30, 2012. Morningstar ended the quarter with 47.5 million shares outstanding. On Oct. 31, 2012, the company will pay approximately $4.7 million for its regular quarterly dividend.

Business Segment Performance

Investment Information Segment: The largest products and services in this segment based on revenue are Morningstar® Data (formerly Licensed Data); Morningstar® Advisor WorkstationSM (including Morningstar Office); Morningstar DirectSM; and Morningstar.com®, including Premium Memberships and Internet advertising sales.

              Revenue was $129.4 million in the third quarter of 2012, a 2.8% increase from $125.8 million in the third quarter of 2011. Morningstar Direct was the primary driver of revenue growth, with licenses increasing 24.3% to 7,115. Morningstar Data and Morningstar Advisor Workstation (primarily Morningstar Office) also contributed to the revenue growth in the segment.

              Revenue for Morningstar.com was down because Internet advertising sales were lower and Premium Membership subscriptions for Morningstar.com fell 6.5% to 125,006.

              Operating income was $39.0 million in the third quarter of 2012, compared with $31.4 million in the same period in 2011. Operating expense in this segment fell $4.0 million, or 4.2%, primarily because of lower bonus expense and lower discretionary spending, including travel expense.

              Operating margin was 30.1% in the third quarter of 2012 versus 25.0% in the prior-year period. The margin increase reflects the higher revenue base and the decrease in operating expense.

Investment Management Segment: The largest products in this segment based on revenue are Investment Advisory Services (formerly Investment Consulting); Retirement Solutions, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

              Revenue was $31.6 million in the third quarter of 2012, a 7.7% decrease from $34.2 million in the same period in 2011. The main reason for the revenue decline was the previously announced loss of business from a large client in the Investment Management segment that began managing several fund-of-funds portfolios in-house in April 2012. The loss of revenue from this client was partially offset by higher revenue from Morningstar Managed Portfolios and Retirement Solutions. The variable annuity industry, which accounted for approximately 15% of Investment Management segment revenue in the third quarter of 2012, continues to face challenges. Accordingly, Morningstar expects that there will be further pressure on revenue from clients in the variable annuity industry.

              Assets under advisement and management for Investment Advisory Services were $142.4 billion as of Sept. 30, 2012, compared with $119.3 billion as of Sept. 30, 2011. Assets now managed in-house by the client described above represented $11.3 billion, or 9.5%, of the company’s Investment Advisory Services assets under advisement and management as of Sept. 30, 2011.

              Assets under management and advisement for Retirement Solutions were $45.4 billion as of Sept. 30, 2012, versus $36.3 billion as of Sept. 30, 2011. Assets under management and advisement for Morningstar Managed Portfolios were $4.0 billion as of Sept. 30, 2012, compared with $2.8 billion as of Sept. 30, 2011.

              Operating income was $14.8 million in the third quarter of 2012, a decrease of 17.8% compared with the third quarter of 2011. Operating expense in the segment was $16.8 million, an increase of $0.6 million, or 3.5%. Operating margin was 47.0% in the third quarter of 2012 versus 52.7% in the prior-year period.

Intangible Amortization and Corporate Depreciation Expense: Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Intangible amortization, which represents the majority of the expense in this category, was $5.9 million in the third quarter of 2012, a decrease of $1.0 million compared with the same period in 2011. Corporate depreciation expense was $2.6 million in the third quarter, an increase of $0.7 million compared with the same period in 2011.

Corporate Unallocated: This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. It also includes capitalization of internal product development costs. Costs in this category were $5.4 million in the third quarter of 2012, a decrease of $1.4 million, or 20.4%. The company capitalized $1.9 million of operating expense in the quarter for software development, compared with $1.6 million in the third quarter of 2011. The total expense recorded in this category benefited $1.0 million from the resolution of a prior-year business tax expense matter.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an email to investors@morningstar.com or write to Morningstar at:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 385,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 8 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has approximately $195 billion in assets under advisement and management as of Sept. 30, 2012. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; liability related to the storage of personal information about our users; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2012 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30				Nine months ended September 30
(in thousands, except per share amounts)	2012	2011	change		2012	2011	change

Revenue	$160,952	$160,051	0.6%		$487,679	$472,829	3.1%
Operating expense(1):
Cost of goods sold	47,711	48,074	(0.8%	)	147,479	133,929	10.1%
Development	12,857	13,482	(4.6%	)	38,664	39,151	(1.2%	)
Sales and marketing	25,732	27,253	(5.6%	)	81,431	80,502	1.2%
General and administrative	23,966	26,431	(9.3%	)	77,090	83,255	(7.4%	)
Depreciation and amortization	10,822	10,947	(1.1%	)	31,616	31,712	(0.3%	)
Total operating expense	121,088	126,187	(4.0%	)	376,280	368,549	2.1%
Operating income	39,864	33,864	17.7%		111,399	104,280	6.8%
Operating margin	24.8%	21.2%	3.6pp		22.8%	22.1%	0.7pp

Non-operating income (expense), net:
Interest income (expense), net	1,719	797	115.7%		3,848	1,142	237.0%
Other income (expense), net	161	(1,376)	NMF		(314)	(938)	(66.5%	)
Non-operating income (expense), net	1,880	(579)	NMF		3,534	204	1632.4%

Income before income taxes and equity in net income of unconsolidated entities	41,744	33,285	25.4%		114,933	104,484	10.0%
Income tax expense	15,186	12,343	23.0%		41,441	35,585	16.5%
Equity in net income of unconsolidated entities	478	428	11.7%		1,541	1,397	10.3%
Consolidated net income	27,036	21,370	26.5%		75,033	70,296	6.7%
Net loss attributable to noncontrolling interests	34	10	240.0%		62	106	(41.5%	)
Net income attributable to Morningstar, Inc.	$27,070	$21,380	26.6%		$75,095	$70,402	6.7%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.56	$0.42	33.3%		$1.53	$1.40	9.3%
Diluted	$0.56	$0.42	33.3%		$1.51	$1.37	10.2%
Weighted average common shares outstanding:
Basic	47,975	50,278			49,028	50,082
Diluted	48,481	51,123			49,664	51,071

	Three months ended September 30				Nine months ended September 30
	2012	2011			2012	2011
(1) Includes stock-based compensation expense of:
Cost of goods sold	$1,148	$1,117			$3,304	$3,068
Development	471	545			1,435	1,588
Sales and marketing	493	489			1,433	1,392
General and administrative	1,882	1,800			5,422	5,395
Total stock-based compensation expense	$3,994	$3,951			$11,594	$11,443

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended September 30			Nine months ended September 30
	2012	2011	change	2012	2011	change
Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	29.6%	30.0%	(0.4)pp	30.2%	28.3%	1.9pp
Development	8.0%	8.4%	(0.4)pp	7.9%	8.3%	(0.4)pp
Sales and marketing	16.0%	17.0%	(1.0)pp	16.7%	17.0%	(0.3)pp
General and administrative	14.9%	16.5%	(1.6)pp	15.8%	17.6%	(1.8)pp
Depreciation and amortization	6.7%	6.8%	(0.1)pp	6.5%	6.7%	(0.2)pp
Total operating expense(2)	75.2%	78.8%	(3.6)pp	77.2%	77.9%	(0.7)pp
Operating margin	24.8%	21.2%	3.6pp	22.8%	22.1%	0.7pp

	Three months ended September 30			Nine months ended September 30
	2012	2011	change	2012	2011	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.7%	—	0.7%	0.6%	0.1pp
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	1.2%	1.1%	0.1pp	1.1%	1.1%	—
Total stock-based compensation expense(2)	2.5%	2.5%	—	2.4%	2.4%	—

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
($000)	2012	2011	2012	2011

Operating activities
Consolidated net income	$27,036	$21,370	$75,033	$70,296
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	10,822	10,947	31,616	31,712
Deferred income taxes	193	(2,013)	492	(1,559)
Stock-based compensation expense	3,994	3,951	11,594	11,443
Equity in net income of unconsolidated entities	(478)	(428)	(1,541)	(1,397)
Excess tax benefits from stock-option exercises and vesting of restricted stock units	(459)	(1,450)	(5,007)	(7,621)
Other, net	(130)	2,700	1,332	2,683
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(2,175)	(1,020)	(6,569)	(403)
Other assets	89	1,388	(3,551)	1,996
Accounts payable and accrued liabilities	(4,968)	(15)	(4,316)	(5,275)
Accrued compensation	6,069	11,286	(20,851)	(3,242)
Deferred revenue	(4,649)	(7,579)	7,684	618
Income taxes - current	2,695	6,700	7,220	9,442
Deferred rent	(177)	(327)	291	(984)
Other liabilities	(335)	(350)	(1,111)	(1,393)
Cash provided by operating activities	37,527	45,160	92,316	106,316
Investing activities
Purchases of investments	(1,041)	(100,229)	(134,929)	(298,876)
Proceeds from maturities and sales of investments	54,827	72,239	216,350	222,599
Capital expenditures	(4,954)	(6,271)	(22,876)	(14,689)
Acquisitions, net of cash acquired	—	(269)	—	300
Purchase of equity and cost method investments	(3,554)	—	(10,304)	—
Other, net	(4)	90	(4)	875
Cash provided by (used for) investing activities	45,274	(34,440)	48,237	(89,791)
Financing activities
Proceeds from stock-option exercises, net	1,979	1,978	2,760	6,630
Excess tax benefits from stock-option exercises and vesting of restricted stock units	459	1,450	5,007	7,621
Common shares repurchased	(78,259)	(28,417)	(183,698)	(28,526)
Dividends paid	(4,863)	(2,528)	(14,867)	(7,539)
Other, net	2	(149)	(18)	(363)
Cash used for financing activities	(80,682)	(27,666)	(190,816)	(22,177)
Effect of exchange rate changes on cash and cash equivalents	2,563	(3,807)	2,007	(254)
Net increase (decrease) in cash and cash equivalents	4,682	(20,753)	(48,256)	(5,906)
Cash and cash equivalents—Beginning of period	147,499	195,023	200,437	180,176
Cash and cash equivalents—End of period	$152,181	$174,270	$152,181	$174,270

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended September 30		Nine months ended September 30
($000)	2012	2011	2012	2011
Cash provided by operating activities	$37,527	$45,160	$92,316	$106,316
Less: Capital expenditures	(4,954)	(6,271)	(22,876)	(14,689)
Free cash flow	$32,573	$38,889	$69,440	$91,627

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30	December 31
($000)	2012	2011

Assets
Current assets:
Cash and cash equivalents	$152,181	$200,437
Investments	190,899	269,755
Accounts receivable, net	119,877	113,312
Deferred tax asset, net	2,156	5,104
Income tax receivable, net	5,277	7,445
Other	22,546	15,980
Total current assets	492,936	612,033

Property, equipment, and capitalized software, net	77,873	68,196
Investments in unconsolidated entities	38,278	27,642
Goodwill	321,134	318,492
Intangible assets, net	122,832	139,809
Other assets	8,330	5,912
Total assets	$1,061,383	$1,172,084

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$40,356	$41,403
Accrued compensation	55,131	73,124
Deferred revenue	164,360	155,494
Other	319	612
Total current liabilities	260,166	270,633

Accrued compensation	6,802	5,724
Deferred tax liability, net	14,262	15,940
Other long-term liabilities	23,422	22,771
Total liabilities	304,652	315,068
Total equity	756,731	857,016
Total liabilities and equity	$1,061,383	$1,172,084

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended September 30				Nine months ended September 30
($000)	2012	2011	change		2012	2011	change

Revenue
Investment Information	$129,357	$125,804	2.8%		$391,031	$374,319	4.5%
Investment Management	31,595	34,247	(7.7%	)	96,648	98,510	(1.9%	)
Consolidated revenue	$160,952	$160,051	0.6%		$487,679	$472,829	3.1%

Revenue—U.S.	$114,021	$112,790	1.1%		$346,442	$334,395	3.6%
Revenue—International	$46,931	$47,261	(0.7%	)	$141,237	$138,434	2.0%

Revenue—U.S. (percentage of consolidated revenue)	70.8%	70.5%	0.3pp		71.0%	70.7%	0.3pp
Revenue—International (percentage of consolidated revenue)	29.2%	29.5%	(0.3)pp		29.0%	29.3%	(0.3)pp

Operating income (loss)(1)
Investment Information	$38,957	$31,426	24.0%		$110,644	$100,830	9.7%
Investment Management	14,842	18,062	(17.8%	)	45,606	53,599	(14.9%	)
Intangible amortization and corporate depreciation expense	(8,495)	(8,788)	(3.3%	)	(24,668)	(25,565)	(3.5%	)
Corporate unallocated	(5,440)	(6,836)	(20.4%	)	(20,183)	(24,584)	(17.9%	)
Consolidated operating income	$39,864	$33,864	17.7%		$111,399	$104,280	6.8%

Operating margin(1)
Investment Information	30.1%	25.0%	5.1pp		28.3%	26.9%	1.4pp
Investment Management	47.0%	52.7%	(5.7)pp		47.2%	54.4%	(7.2)pp
Consolidated operating margin	24.8%	21.2%	3.6pp		22.8%	22.1%	0.7pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

		As of September 30
		2012	2011		% change

Our employees
Worldwide headcount (approximate)		3,525	3,395		3.8%
Number of worldwide equity and credit analysts (approximate)		155	155	(1)	0.0%
Number of worldwide fund analysts (approximate)		110	110		0.0%

Our business
Investment Information
Morningstar.com Premium Membership subscriptions (U.S.)		125,006	133,734		(6.5% )
Registered users for Morningstar.com (U.S.)		7,440,867	6,891,406		8.0%
U.S. Advisor Workstation and Morningstar Office licenses		161,957	160,710	(2)	0.8%
Principia subscriptions		27,695	31,318		(11.6% )
Morningstar Direct licenses		7,115	5,726		24.3%

Investment Management
Assets under advisement and management (approximate)
Investment Advisory Services		$142.4 bil	$119.3 bil	(1)	19.4%
Retirement Solutions		$45.4 bil	$36.3 bil		25.1%
Morningstar Managed Portfolios		$4.0 bil	$2.8 bil		42.9%
Ibbotson Australia		$3.1 bil	$2.8 bil		10.7%

(1) Revised

(2) Revised to include licenses from the Annuity Intelligence business

	Three months ended September 30		Nine months ended September 30
($000)	2012	2011	2012		2011
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$41,744	$33,285	$114,933		$104,484
Equity in net income of unconsolidated entities	478	428	1,541		1,397
Net loss attributable to noncontrolling interests	34	10	62		106
Total	$42,256	$33,723	$116,536		$105,987
Income tax expense	$15,186	$12,343	$41,441		$35,585
Effective tax rate	35.9%	36.6%	35.6%		33.6%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended September 30			Nine months ended September 30
($000)	2012	2011	% change	2012	2011	% change

Consolidated revenue	$160,952	$160,051	0.6%	$487,679	$472,829	3.1%
Less: acquisitions	—	—	n/a	—	—	n/a
Unfavorable impact of foreign currency translations	2,085	—	NMF	4,912	—	NMF
Revenue excluding acquisitions and foreign currency translations	$163,037	$160,051	1.9%	$492,591	$472,829	4.2%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended September 30				Nine months ended September 30
($000)	2012	2011	% change		2012	2011	% change

International revenue	$46,931	$47,261	(0.7%	)	$141,237	$138,434	2.0%
Less: acquisitions	—	—	n/a		—	—	n/a
Unfavorable impact of foreign currency translations	2,085	—	NMF		4,912	—	NMF
International revenue excluding acquisitions and foreign currency translations	$49,016	$47,261	3.7%		$146,149	$138,434	5.6%

The following table summarizes the change in operating expense:

	Three months ended September 30			Nine months ended September 30
($000)	2012	2011	$ change	2012	2011	$ change

Total operating expense	$121,088	$126,187	$(5,099)	$376,280	$368,549	$7,731

Acquisitions			$—			$—
Favorable impact of foreign currency translations			(1,735)			(3,946)
All other changes in operating expense			(3,364)			11,677
Total			$(5,099)			$7,731